Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Tel-Instrument Electronics Corp. on Form S-8 (File No. 333-127670) of our report dated June 15, 2023, with respect to our audit of the consolidated financial statements of Tel-Instrument Electronics Corp. as of March 31, 2023 and for the year ended March 31, 2023, which report is included in this Annual Report on Form 10-K of Tel-Instrument Electronics Corp. for the year ended March 31, 2023.

/s/ Marcum llp

Marcum llp

Marlton, New Jersey

June 15, 2023